Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Carolyn B. Kiser, Director of Marketing and Public Relations, 540-278-1703

HomeTown Bank Announces Settlement with HomeTrust Bank

ROANOKE, Va., August 19, 2014 - HomeTown Bank today announced that it has reached a favorable settlement agreement in the unfair competition claim it brought against HomeTrust Bank concerning HomeTrust Bank’s use of the “HomeTrust Bank” mark in the Roanoke market.

In order to avoid further confusion among banking customers and members of the public, HomeTrust Bank has agreed, for a period of five years, to include secondary naming language in its name and logo as used in all advertising and certain exterior signage in the Roanoke Valley. HomeTrust Bank will add “Roanoke Division” as the secondary naming language in its name and logo, as they are used in the Roanoke Valley during the five year period. The “Roanoke Valley” is broadly defined as Roanoke City, Roanoke County, the City of Salem, Montgomery County, Botetourt County, Bedford County, Franklin County, Floyd County, Pulaski County and Giles County.

Home Trust Bank will also refrain from using the colors green or gold, or any leaf, tree or acorn graphic in its logo for the same five year period. In addition, HomeTrust Bank will refrain from using the term “hometown” or “home town” in its advertising for five years. Finally, HomeTrust will transfer an internet domain name it registered, www.hometownbank.com, to HomeTown Bank. HomeTown Bank has agreed not to use any shade of blue or rooftops in its logo.

Each bank acknowledges the other’s ownership of and right to use its name.

Susan Still, President and CEO of HomeTown Bank, said “We are pleased with the settlement and believe that the HomeTown Bank brand can continue to thrive in Southwest Virginia. Like most banks, the HomeTown Bank name is not federally trademarked; however, we have a brand and a culture that would be hard for any financial institution to copy. That’s the real key to our future growth.”

Ms. Still continued, “There will continue to be some confusion because of the similarity of the two banks’ names. We believe HomeTown Bank can distinguish itself from HomeTrust Bank through advertising that HomeTown Bank is local, with a local board of directors and management and local decision making along with the excellent reputation for service it has established in Southwest Virginia over the past ten years.”

HomeTown Bank is a state chartered commercial bank and a member-bank of the Federal Reserve. HomeTrust Bank is a federal savings bank.

HomeTown Bank is a wholly-owned subsidiary of HomeTown Bankshares Corporation.

About HomeTown Bank

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbankva.com.